Successful Site Visit & Stage 1 Due Diligence Completed Awaiting Assays & Technical Reports

Tierra Grande Resources is pleased to provide an update on the Buldibuyo Gold Project in Northern Peru.

Recently the company, in conjunction with their Strategic Partners, Mining Plus & Explo-Andes conducted a reconnaissance and Stage 1 Due Diligence site visit. The three day site visit included a vast site survey, validation of known gold veins, rock chip samples on numerous exploration and existing mine targets, underground workings assessment and a review of existing mill and surrounding infrastructure, including mining camp and power supply.

Tierra Grande has collected a number of samples for the purpose of validating prior resources and will add these to the existing information database.

Following on from this successful site visit and the accomplishment of Stage 1 Due Diligence goals, the

Board of Tierra Grande Resources has commenced Stage 2 of the Buldibuyo Gold Project Due Diligence.

The Board is excited with its findings to date and the information collected will contribute with the decision to proceed with the acquisition of Buldibuyo.

The company will shortly release an updated Investor Presentation to deliver further detailed information surrounding the site visit.

For further information regarding Tierra Grande Resources or the Buldibuyo Gold Project, please do not hesitate to contact:

Mark Kalajzich
CEO / President
Tierra Grande Resources

mark@tgreources.com